Exhibit 99.1

Press Release

For Investors:	Paula Schwartz, 212-556-5224; paula.schwartz@nytimes.com
For Media:	Abbe Serphos, 212-556-4425; serphos@nytimes.com
This press release can be downloaded from www.nytco.com

The New York Times Company Announces Pricing

of $225 Million of 6.625% Senior Notes Due 2016

NEW YORK, November 1, 2010 – The New York Times Company (NYSE: NYT) announced today the pricing of $225 million aggregate principal amount of 6.625% senior notes due 2016. The notes were priced at par. The Company intends to use the net proceeds for general corporate purposes including, among other things, to pay down debt and other financial obligations as part of the Company’s refinancing strategy.

The notes are to be offered and sold to “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in reliance on Regulation S under the Securities Act, with closing expected to occur on November 4, 2010.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes or any other securities. The notes have not been and will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of retail, national and classified advertising and circulation generated by our various markets, material increases in newsprint prices and the development of our digital businesses. They also include other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 27, 2009. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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